Exhibit 10.3

Grandparents.com, Inc.

589 EIGHTH AVENUE, 6TH FLOOR

NEW YORK, NY 10018

June 10, 2016

John Sweeney

19 Lawson Lane

Ridgefield, CT 06877

Re:	Consulting Services Agreement

Dear John,

Grandparents.com, Inc. a Delaware corporation (the “Company”), desires to engage you (“you” or “Consultant”) to provide the professional services as described below. Accordingly, the Company has offered and Consultant has accepted the terms and conditions for consulting services set forth in this letter agreement (the “Agreement”).

1.      Term. The term of this Agreement shall commence on September 10, 2015 and shall continue in effect, unless terminated pursuant to Paragraph 5 of this Agreement (the “Term”).

2.      Services to be Provided. During the Term, Consultant shall provide various services (the “Services”) set forth on Exhibit A attached hereto. All Services shall be performed in a skillful and professional manner, in compliance with all applicable laws and regulations, and in accordance with the Consultant’s and Company’s Code of Conduct, as applicable.

3.      Fees, Warrants, and Other Related Matters.

(a)      As compensation for accepted Services the Term, the Company will pay Consultant the amount of $1,000 per day (the “Fees”)) during the Term. Fees will be payable on presentation of a Bill. Consultant will receive no compensation, payment of fees or charges or reimbursement of expenses other than as set forth in this Paragraph or Paragraph 4.

(b)      As soon as practicable following the October 5, 2105 (“Start Date”) the Company will recommend to the Board of Directors to grant to you an option (the “Option”) to purchase 1,000,000 shares of the Company Common Stock pursuant to the Grandparents.com Inc. 2012 Stock Incentive Plan (the “Plan”). The Option will have an exercise price equal to the highest of (1.) the fair market value of the Common Stock on the grant date determined in accordance with the Plan or (2.) thirty ($0.30) cents per share. The Option shall be initially unvested and shall vest in full on the first to occur of (i) the first anniversary of the Start Date, and (ii) the consummation of a Corporate Transaction of the Company (as such term is defined in the Plan) or (iii) a change in control, in each case subject to your continued employment through the vesting date. The Option will be subject to and governed by the Plan and a form of option agreement with an exercise period of 10 years.

(c)      Consultant agrees to work from the Company’s offices and may occasionally work from other locations. The Company will issue to Consultant a Form 1099 on or before January 31 of the year following each tax year falling in the Term for any Fee paid to Consultant for the Services. Consultant shall be responsible for the payment of all local, state, and federal taxes and fines resulting from the payment of any Fees. In addition, Consultant agrees to indemnify and hold harmless the Company from and against any and all claims, liabilities, suits and penalties for any amounts assessed by or due to any federal, state or local government with respect to such Fees, if any. The Company may offset any amounts due and payable by Consultant to the Company against any amounts the Company owes Consultant under this Agreement.

(d)      Following the completion of 6 months of consulting, the Chief Executive Officer will review your employment status, equity awards, and compensation terms.

4.      Expenses.

(a)      The Company shall reimburse Consultant for all reasonable, pre-approved out-of-pocket expenses incurred by Consultant in the performance of the Services hereunder, provided that Consultant properly accounts for them as required by the Company. The Company shall not reimburse any expense incurred by Consultant that is related to Consultant’s business overhead, including, but not limited to, office space, telephone use and/or service, computer equipment, office supplies or any employees or agents whom Consultant may hire. Under no circumstances will Company reimburse Consultant for excessive or unreasonable expenses.

(b)      Detailed receipts and back-up materials for expenses must be submitted. Consultant agrees to provide Company with access to such receipts, and other records as may be reasonably necessary for Company or its agents to verify the amount and nature of any such expenses. Except as provided in paragraph 3 and 4, Consultant shall be responsible for all costs and expenses incident to the performance of services for Company.

5.      Termination. Your services with the Company are performed on an “At-Will” basis. This means that you and the Company each have the right to terminate this Agreement at any time, for any reason. The Company and you shall have the right to terminate this Agreement upon 30-days prior written notice, provided, however, that the Company may terminate this Agreement immediately for Cause upon notice. As used herein, “Cause” means dishonesty, fraud, misconduct, unauthorized use or disclosure of confidential information, trade secrets or other intellectual property, or conviction or confession (including a plea of no contest) of a crime punishable by law (except minor violations) or conduct that adversely affects the Company’s business or reputation.

6.      Other Services. Consultant will perform the Services required by this Agreement. This is a non-exclusive Agreement and Consultant is free to perform services for other parties.

7.      Insurance. The Company will cover Consultant under its various insurance policies for his actions performed as a consultant for the Company.

8.      Relationship of the Parties. Nothing herein contained shall be construed to constitute the parties to this Agreement as partners or as joint venturers, or either as agent of the other, or as employer and employee. By virtue of the relationship described herein Consultant’s relationship to the Company during the Term shall only be that of an independent contractor and Consultant shall perform all Services pursuant to this Agreement as an independent contractor. Consultant has no authority (and shall not hold itself out has having authority) to bind the Company. Consultant shall not incur any indebtedness, enter into any undertaking, make any representation or make any agreement or commitment in the Company’s name or purporting to be on the Company’s behalf without the Company’s prior written approval. At no time shall Consultant identify itself as an employee of the Company. Neither Consultant nor Consultant’s employees may cite services under this Agreement in support of any claim to be an employee of the Company for the purpose of claiming any statutory or common law benefit.

9.      Without limiting Paragraph 8(a), Consultant will not be eligible under this Agreement to participate in any vacation, group medical, life or other insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on Consultant’s behalf. Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed by Consultant in connection with the performance of the Services shall be Consultant’s employees and Consultant shall be fully responsible for them. Work for Hire.

(a)      All Services shall be considered “work(s) made for hire” for Company and shall belong exclusively to Company and its designees. To the extent that under applicable law, any such Services may not be considered a “work(s) made for hire”, Consultant agrees to assign and upon its creation, automatically assigns exclusively to Company, for the full period allowable under law, all its right, title and interest, including all statutory and common law copyright, and any other intellectual property in such Services, without the necessity of any further consideration. Consultant agrees to take such further actions and execute and deliver such further agreements and other instruments as Company may reasonably request to give effect to this paragraph. Unless otherwise provided by this Agreement, Consultant shall mark all copyrightable deliverables with the following notice: “© Copyright 2014 Grandparents.com. All rights Reserved”. This notice shall be in such manner and location as to give reasonable notice of Company’s copyright claim.

(b)      Consultant may include in the Services pre-existing work or materials only if either they are provided by Company or they are owned or licensable by Consultant without restriction. To the extent that pre-existing work or materials owned or licensable by Consultant are included in the Services, Consultant shall identify such work or materials upon their submission to Company. Consultant grants to Company (as an exception to the transfer and assignment provided for above) an irrevocable, unrestricted, nonexclusive, royalty-free license to use, execute, reproduce, display, perform, and distribute (internally and externally and regardless of media or mediums) copies of, and the right to prepare derivative works based upon, such pre-existing work and materials, with or without attribution, and the right to authorize others to do the same. Consultant’s performance of the Services called for by this Agreement shall not violate any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret, or similar right.

10.      Proprietary Information.

(a)      Consultant understands that Consultant’s work as a consultant will involve access to and creation of confidential and proprietary information and trade secrets of the Company (collectively, “Proprietary Information”). Proprietary Information includes, but is not limited to, information that is not generally known to the public and that is used, developed or obtained by the Consultant in connection with its Services whether in written, oral, electronic or other form, including but not limited to, information and facts concerning business plans, financial models, forecasts and plans, members, membership information, customers, future customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, inventions, or any other scientific, technical or trade secrets of the Company or of any third party provided to Consultant or the Company. The term “trade secrets,” as used in this Agreement, will be given its broadest possible interpretation under the law of the State of New York and will include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences or records or any secret scientific, technical, merchandising, production or management information, or any design, process, procedure, formula, invention, improvement or other confidential or proprietary information or documents. Proprietary Information will not include any information previously published in a form generally available to the public. Proprietary Information will be deemed published only if all material features comprising such information have been published in combination to a person under no obligation of confidentiality to the Company.

(b)      Consultant agrees to keep all Proprietary Information in trust for the sole benefit of the Company, and also agrees that all information will remain the sole property of the Company. Consultant further agrees to hold all Proprietary Information in strictest confidence, and to never use, distribute, reproduce, disclose or otherwise disseminate any Proprietary Information, except as required to perform the Services, even after termination of Consultant’s Services under this Agreement. In order to prevent actual or apparent conflicts of interest and to ensure full compliance with the Company’s policies and procedures and with applicable law, this confirms Consultant’s agreement that no such Proprietary Information will be disseminated to persons outside the Company without obtaining prior written approval from an authorized person of the Company.

(c)      Upon termination of the Term for any reason, Consultant agrees that all Proprietary Information in Consultant’s possession, directly or indirectly, that is in written or other tangible form (together with all duplicates thereof) will forthwith be returned to the Company and will not be retained by Consultant or furnished to any third party, either by sample, facsimile, film, audio or video cassette, electronic data, verbal communication or any other means of communication.

(d)      Consultant agrees that Consultant will not breach any agreements to keep in confidence, or to refrain from using, the confidential, and proprietary or trade secret information of a former employer, client or any other person. Consultant will not bring any such information of a former employer, client or other person to the Company, nor will Consultant use any such information in Consultant work for the Company, without written authorization from the Company and from such other person.

11.      Competition; Non-Solicitation. Intentionally Omitted.

12.      Consultant’s Representations. Consultant represents, warrants and covenants that: (i) Consultant has the full right, authority and capacity to enter into this Agreement and perform fully all of Consultant’s obligations hereunder; (ii) Consultant is not bound by any agreement that conflicts with or prevents or restricts the full performance by Consultant of its duties and obligations to the Company hereunder during or after the Term; (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which Consultant is subject; (iv) Consultant shall perform the Services in a professional and workmanlike manner in accordance with industry standards for similar services and Consultant will devote sufficient resources and time to ensure that the Services are performed in a timely and reliable manner; (v) Consultant is, and shall at all times continue to be, in compliance with the performance terms hereunder and will not violate, any applicable federal, state or local law or regulation; (vi) Consultant has obtained, or will timely obtain and maintain, all permits, licenses, and approvals required in connection with its performance hereunder, including, without limitation, all permits, licenses and approvals required to comply with any applicable federal, state or local law or regulation; (vii) Consultant shall, and shall ensure that its employees, agents and other representatives shall, comply with all policies and procedures of the Company in the performance of the Services and at all times while on or using the premises or systems of the Company; and the representations in Exhibit B are true and correct.

13.      Indemnification. Each Party (the “Indemnifying Party”) hereby agrees to indemnify, defend, and hold harmless the other Party, its affiliates, and its and their respective current, future and former directors, officers, employees, representatives, successors, and assigns (each an “Indemnified Party”) from and against any and all judgments, settlements, awards, losses, liabilities, penalties, interest claims (including taxes and all related interest and penalties incurred with respect thereto), damages, deficiencies and costs (including, without limitation, attorney’s fees and expenses and court costs) (collectively “Losses”) and any and all civil, criminal, administrative or investigative actions, proceedings, or claims (a “Claim”) arising out of, related to, or due to any breach of this Agreement, any negligent act or omission, or willful misconduct by the Indemnifying Party or any of its employees, agents or representatives. The Indemnifying Party shall not, without the consent of the Indemnified Party, effect any settlement of any Claim if such settlement involves (i) any form of relief other than payment of money or involves any finding or admission of any violation of any law, regulation, order, or rights of any person or has any adverse effect on any other Claims, or (ii) only the payment of money, unless it includes an unconditional release of such Indemnified Party of all liability on such Claim. In the event any Indemnified Party is entitled to indemnification in accordance with this Paragraph 13, and the Claim giving rise to such indemnification materially relates to the Indemnified Party’s business, then such

Indemnified Party may, without the Indemnifying Party’s consent, assume exclusive control of the defense of such Claim (including, without limitation, retaining appropriate counsel and/or settling or otherwise resolving the Claim in the sole discretion of the Indemnified Party), and the Indemnifying Party shall not be entitled to participate in the defense of such Claim unless requested to do so by the Indemnified Party. The exercise by any Indemnified Party of its right to assume exclusive control of the defense of Claims pursuant to this Paragraph 13 shall not in any way alter or prejudice the rights of the Company and each Indemnified Party to the indemnity obligation owed by such Indemnifying Party, and the Indemnifying Party shall be liable for the reasonable fees of such counsel and for any Losses incurred by any Indemnified Party by reason of any settlement or judgment related to such Claims.

14.      Disputes. Except as provided for herein, any controversy or claim arising out of or relating to this Agreement, or any breach hereof, shall be settled by submitting the matter to binding arbitration in New York, New York by and pursuant to the commercial rules of the American Arbitration Association then in effect. The determination of the arbitrator shall be conclusive and binding on the Company and Consultant, and judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the United States federal substantive and procedural laws relating to arbitration. Each party shall bear its own attorneys’ fees; the other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association. If court proceedings to compel arbitration are necessary, the party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorneys’ fees that the other party reasonably incurs.

Notwithstanding the foregoing, if Consultant breaches or attempts to breach any of Consultant’s obligations under Paragraphs 10, 11, 12 or 13 of this Agreement, Consultant acknowledges that such a breach would irreparably damage the Company and its business. Accordingly, in addition to any other remedies, the Company is entitled to temporary, preliminary and permanent relief enjoining Consultant to prevent such harm from a court and the Company shall not be compelled to submit a dispute under Paragraphs 10, 11, 12 or 13 to arbitration. Consultant specifically consents to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County, for this purpose, or if that court is unable to exercise jurisdiction for any reason, to the exclusive jurisdiction of the United States District Court for the Southern District of New York. Consultant waives Consultant’s right to any claim of improper or inconvenient venue or forum.

Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement.

15.      Cooperation. Consultant agrees that, upon reasonable notice and without the necessity of the Company obtaining a subpoena or court order, Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding), and any investigation and/or defense of any claims asserted against the Company or its affiliates, which relates to events occurring during the provision of Consultant’s services for the Company and its affiliates as to which Consultant may have relevant information (including but not limited to furnishing relevant information and materials to the Company or its designee and/or providing testimony at depositions and at trial), provided that the Company shall reimburse Consultant for expenses reasonably incurred in connection therewith and pay the Consultants fees for time expended.

16.      Assignability. This Agreement shall not be assignable by Consultant without the prior written consent of the Company, and any assignment in violation of this Agreement shall be void. The Company may assign this Agreement, and its rights and obligations hereunder, at any time. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns. Consultant acknowledges and agrees that all of Consultant’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company and its successors and assigns.

17.      Miscellaneous.

(a)      This Agreement, including, without limitation the Exhibits attached hereto, embodies the entire agreement of the parties on the subject matter hereof. This Agreement supersedes any and all prior agreements and discussions of the parties relating to the Services or any other subject matter hereof.

(b)      No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge shall be agreed to in writing and signed by Consultant and the Company.

(c)      No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)      No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

(e)      All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

(f)      The laws of the State of New York shall govern the validity, interpretation, construction and performance of this Agreement.

(g)      The parties agree that service of process accomplished by the methods specified for notices in Paragraph 18 shall be deemed good and sufficient service of process in the State of New York.

(h)      Consultant agrees that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of age, disability, sex, race, color, religion, national origin or any other protected classification, or in any other manner prohibited by law.

(i)      The obligations under Paragraphs 10, 11 and 13 shall survive the expiration of this Agreement or the termination of the Term.

18.      Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile or sent, postage prepaid, by registered, certified or express mail or overnight courier service and shall be deemed given when so delivered by hand or facsimile, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service) to the parties at the following addresses or facsimiles (or at such other address for a party as shall be specified by like notice):

If to the Company:

Steve Leber
Chief Executive Officer
Grandparents.com, Inc.
589 Eighth Avenue, 6th Floor
New York, NY 10018

If to the Consultant:

John J. Sweeney
19 Lawson Lane
Ridgefield, CT 06897
SweeneyJohnJ@mns.com

19.      Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

20.      Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

If Consultant agrees that this letter sets forth our agreement on the subject matter hereof, please sign and return to the Company.

Sincerely,

GRANDPARENTS.COM, INC.

By:	/s/ Steven E. Leber
Name: Steve Leber
Title: Chairman/CEO

Agreed to and accepted
this day of June, 2016

John J. Sweeney

/s/ John J. Sweeney

Taxpayer Id Number:

EXHIBIT A

DESCRIPTION OF SERVICES

Consultant will be responsible for the duties and responsibilities typically associated with the title of Chief Financial Officer, including, without limitation, responsibility for management of the Company’s financial, tax, accounting, and investor relations matters. He will also be responsible for general office matters, assist in legal matters and any other areas of responsibility as determined or assigned to you by the Company from time to time. Consultant represents that he has the necessary skill, knowledge and training required to fulfill his duties and responsibilities to the Company. Consultant will report to the CEO.

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